1 CONFIDENTIAL April 15, 2024 Clover Health Investments, Corp. 3401 Mallory Lane, Suite 210 Franklin TN 37067 Re: EMPLOYMENT AGREEMENT Dear Peter Kuipers, This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Clover Health Labs, LLC (the “Company”) sets forth the terms and conditions that shall govern Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”), effective as of April 29, 2024 (the “Effective Date”). 1. Duties and Scope of Employment. a. At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment. b. Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Financial Officer. Executive will report to the Company’s Chief Executive Officer, Andrew Toy,(Executive’s “Supervisor”), and Executive will be working remotely and based out of California. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor, consistent with Executive’s position and previous experience. c. Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

2 than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment. Executive represents and warrants to the Company that (i) that Executive is not subject to any non-compete or other covenant that would restrict Executive’s ability to work for the Company and (ii) Executive has returned all property and confidential information belonging to any prior employer. 2. Cash and Incentive Compensation. a. Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $525,000.00, earned and payable on a bi-weekly basis, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement. b. Cash Incentive Bonus. Executive will be eligible to be considered for a cash incentive bonus (the “Cash Bonus”) each Company bonus cycle during the Employment Period (the “Performance Period”), based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular cycle will be established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”), any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be 95% of Executive’s earned Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent cycle may be adjusted up or down, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive (i) has been employed by the Company for a minimum of three (3) DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

3 months of the Performance Period and (ii) is employed by and in good standing with the Company on the date when such Cash Bonus is actually paid by the Company. If Executive has not been employed by the Company for the full Performance Period associated with the Cash Bonus, Executive will not be eligible for the full Cash Bonus that cycle; instead, Executive’s Cash Bonus will be prorated based on the number of completed months Executive has been employed with the Company. c. Restricted Stock Units. As an inducement for the Executive to accept the offer of employment with the Company as contemplated by this Agreement, subject to the approval of the Board, the Committee or a Delegate, as applicable, the Company shall grant Executive restricted stock units covering shares of the Company’s Class A common stock with a grant date fair value (the “RSU Cash Value”) of $5,000,000 (the “RSU Award”). The number of shares subject to the RSU Awards will be determined by dividing the RSU Cash Value by the average closing price of a share of the Company’s Class A common stock for the thirty trading days ending on the trading day prior to the date of grant, as publicly reported. The RSU Awards shall be granted no later than fourteen (14) days after your Effective Date (the “Grant Date”), pending Compensation Committee approval. Subject to any vesting acceleration rights Executive may have, the RSU Award shall vest and become payable as follows: 25% of the RSU Award will vest on the first anniversary of Executive’s grant date, and the remainder of the RSU Award will vest in twelve equal quarterly installments beginning on the date that is three months after the first anniversary of Executive’s grant date, in each case, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The RSU Award will be subject to the terms, definitions and provisions of the applicable equity plan of the Company and the restricted stock unit award agreement by and between Executive and the Company (the “RSU Agreement”). Executive will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. d. Ongoing Restricted Stock Units. Executive will be eligible to be considered for an annual grant of performance and/or time-based restricted stock units (the “Annual RSU Award”) each calendar year during the Performance Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). For purposes of clarity, the Performance Goals for the Annual RSU Award may differ from the Performance Goals for the Cash Bonus. This target Annual RSU Award will be in the form of a combination of restricted stock units, performance stock units, and such other cash based performance awards as determined in the sole discretion of the Committee, with a target combined grant date fair value of $3,000,000 (three million dollars) (assuming a four year vesting period) and future awards under the terms of the Company’s 2020 Equity Plan in line with your peers, as determined by the Board, the Committee, or the Delegate, as applicable, under the terms of the Company’s 2020 DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

4 Equity Plan or a replacement plan. The Annual RSU award may consist of multiple grants, and variable vesting schedules based upon time in service and/or performance goals. e. Additional Performance Awards. Executive will also be eligible to participate in or receive additional cash-based or equity-based performance programs or awards if and when such programs are established or awards are granted and certain criteria are met. The amount and terms of cash-based or equity-based performance programs or awards, if any, will be subject to approval by the Board or the Committee, and values and terms and conditions will be in line with your peers. 3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive flexible time off (“FTO”) in accordance with the Company’s FTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time. 4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time. 5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and (iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement. 6. Termination Benefits. a. Termination without Cause or Resignation for Good Reason outside of Change in Control Protection Period. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

5 Company for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive’s death, or Executive resigns from such employment for Good Reason, in each case, outside of the Change in Control Protection Period, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following: i. Accrued Compensation. The Company will pay Executive all Accrued Benefits. ii. Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive a one-time severance payment of an amount equal to Executive’s Base Salary, as then in effect, for twelve (12) months (the “Severance Period”) plus the annual target Cash Bonus, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service. iii. Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. iv. Acceleration of Vesting in the Event of Termination without Cause. In the event that Executive is terminated by Company or resigns for Good Reason (but not in the case of the Executive’s death or the Executive becoming Disabled) and such termination or resignation otherwise meets the requirements of this Section 6(a), then any unvested equity awards granted prior to the effective date of the Separation Agreement between Executive and the Company (the “Separation Agreement Effective Date”) that has not vested as of the Separation Agreement Effective Date Date of such termination of employment will continue to vest in accordance with the DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

6 terms of the applicable equity award grant agreement for the period of one year following the Separation Agreement Effective Date. b. Termination without Cause or Resignation for Good Reason within the Change in Control Protection Period. If, during the Change in Control Protection Period, (x) the Company terminates Executive’s employment with the Company without Cause, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above: i. Accrued Compensation. The Company will pay Executive all Accrued Benefits. ii. Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein and in this Agreement, Executive will receive a lump sum severance payment equal to eighteen (18) months (the “CIC Severance Period”) of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment plus annual target Cash Bonus, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline. iii. Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the CIC Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. iv. Equity. All of Executive’s unvested and outstanding time-based equity awards shall immediately vest and become exercisable as of the date of Executive’s termination and any unvested and outstanding performance- based awards shall be subject to the terms and conditions of the Equity Plan and the award agreement by and between Executive and the Company pursuant to which such award was granted. DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

7 c. Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason during the twelve (12) month period immediately following a Change in Control), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). d. Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment. e. Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company. f. No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment. 7. Conditions to Receipt of Severance. a. Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form substantially similar, as determined by the Company, as that attached hereto as Attachment [A] (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

8 employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment. b. Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11(a) below). c. Section 409A. i. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. ii. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

9 accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. iii. Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A- 1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above. iv. Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. v. To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in- kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year. vi. The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. 8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings: DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

10 a. Cause. “Cause” means: i. Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy; ii. Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; iii. Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude; iv. Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company v. Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or vi. Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company. b. Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan. c. Change in Control Protection Period. “Change in Control Protection Period” means the period beginning one month prior to and ending eighteen (18) months immediately following the consummation of a Change in Control. d. Code. “Code” means the Internal Revenue Code of 1986, as amended. e. Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year. f. Good Reason. “Good Reason” means Executive’s resignation or termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s consent: i. A material diminution in or other substantial adverse alteration in the nature or scope of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

11 to such reduction, including, without limitation, Executive ceasing to be the Chief Financial Officer of the Company, any requirement that Executive report to someone other than the CEO or Board; ii. A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); iii. A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; iv. Any failure or refusal by any successor-in-interest to the Company to assume all of Company’s obligations under this Agreement; v. Any attempt by the Company or any successor-in-interest to the Company to cancel or otherwise terminate Executive’s Company equity awards, except by way of the substitution for or replacement of Executive’s Company equity awards with substantially equivalent equity awards; vi. Any failure by the Company to maintain commercially reasonable directors and officers liability insurance; or vii. A material breach by the Company of a material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured. g. Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal. h. Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority. i. Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent. j. Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

12 to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred. 9. Golden Parachute. a. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro- rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. b. A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

13 c. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company. 10. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in the State of California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees. The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

14 OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT. 11. Pre-Employment Conditions. a. Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non- Solicitation, Confidentiality and Developments Agreement, a copy of which is attached hereto as Attachment [B] for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on the Effective Date. b. Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or the Employment relationship with Executive may be terminated. c. Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information. 12. Successors. a. Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive. b. Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. 13. Notice Prior to Resignation without Good Reason. Executive agrees that it is reasonable and necessary for the Company to protect its confidential and proprietary DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

15 information and to ensure a smooth transition in the event that Executive’s employment is terminated. Thus, Executive agrees that, in the event Executive resigns from employment with the Company without Good Reason, Executive will provide ninety (90) days advance written notice of Executive’s resignation to Executive’s immediate manager (the “Notice Period”). a. Subject to the terms of this Agreement, during the Notice Period, Executive (i) will remain an Executive of the Company; (ii) will undertake all such duties and responsibilities as may reasonably be assigned by the Company including, but not limited to, assisting the Company with the transition of Executive’s duties with the Company and maintaining the Company’s business, business relationships and goodwill; (iii) will comply with all Company policies, this Agreement, and any other agreement with the Company concerning Executive’s employment; and (iv) will not work, consult or provide services on a full or part time basis for another person, Company, entity or corporation on a paid or unpaid basis. b. Provided Executive remains employed during the Notice Period, Executive will (i) continue to receive Executive’s base salary; and (ii) remain eligible to participate in the Company’s benefit plans and programs in which Executive is participating at the time of Executive’s resignation, subject to the terms of those plans and programs. However, after Executive has provided notice, Executive will no longer be eligible to receive any commission, bonus, or other discretionary incentive payments or awards, even if the Notice Period includes the date on which a commission, bonus, or other discretionary incentive payment or award would have been paid to Executive had Executive not provided notice. c. Executive agrees that the Company, in its sole discretion, may reduce the Notice Period by accelerating the termination of Executive’s employment to an earlier date that the Company selects, and the payment of all compensation and benefits shall cease as of such earlier termination date. Executive further agrees that, during the Notice Period, the Company may elect, in its sole discretion, to: (i) withdraw any powers vested in, or duties assigned to, the Executive; (ii) discontinue or limit the Executive’s access to information or the Company’s systems; and (iii) prohibit the Executive from further entry to its premises. Executive agrees that this Paragraph does not confer any guarantee with respect to the continuation of Executive’s employment with the Company nor in any way limits the Company’s right to terminate Executive’s employment at-will. 14. Limitations on Publicity. Except for actions in the course of employment for the benefit of the Company or as may be authorized by the Company in writing, Executive will not be involved in the preparation of any book, article, story, video or film about the Company, its business or activities, and Executive will not give interviews about those subjects. For purposes of clarity, Executive will request approval from the Company before speaking or DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

16 being part of panels at industry, technology, CFO and CxO conferences and related interviews, which approval will not be unreasonably withheld. 15. Miscellaneous Provisions. a. Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. b. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. c. Notice. i. General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. ii. Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company upon sixty (60) days advance written notice. d. Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

17 writing and signed by Executive and by an authorized officer of the Company (other than Executive ). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. e. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. f. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law. g. Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. h. No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets. i. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. j. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

18 one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature. k. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. [Signature Page Follows] DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905

19 After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company. Very truly yours, _______________________________ Andrew Toy, CEO Agreed to and Accepted by: _______________________________ Peter Kuipers _______________________________ _______________________________ Address Date: __________________________ DocuSign Envelope ID: 7F10B230-B156-4607-B2FA-682898EB9905 4/16/2024 Pleasanton, CA